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                                                                   Exhibit 8.1



[Letterhead of Thacher Proffitt & Wood]



(212) 912-7633

                                    ______________ , 1997


Warwick Community Bancorp, Inc.
18 Oakland Avenue
Warwick, New York 10990-0591

The Warwick Savings Bank
18 Oakland Avenue
Warwick, New York 10990-0591

Dear Sirs:

               You have requested our opinion regarding certain federal income tax consequences and New York State personal income and franchise tax consequences of the proposed conversion of The Warwick Savings Bank (the "Bank") from a New York mutual savings bank to a New York stock savings bank (the "Conversion"), the sale of all of the outstanding capital stock of the Bank to Warwick Community Bancorp, Inc., a Delaware corporation (the "Company"), and the sale by the Company of up to 5,577,500 shares of its common stock, par value of $.01 per share, (the "Common Stock") to the Bank's Eligible Account Holders, to the extent shares remain unsold, to the Tax Qualified Employee Stock Benefit Plans and to the extent shares remain unsold, to certain other parties, pursuant to the Plan of Conversion of The Warwick Savings Bank, adopted by the Board of Trustees of the Bank on July 10, 1997 and amended as of August 19, 1997 (the "Plan"). Under certain circumstances, the number of shares sold may be increased to up to 6,414,100 shares. In addition, the Company will issue an additional number of shares of Common Stock, equal to 3% of the shares of Common Stock sold in the Conversion, to The Warwick Savings Foundation. These and related transactions are described in the Plan and in the Prospectus included in the Company's Registration Statement filed on Form S-1 with the Securities and Exchange Commission in connection with the Conversion (the "Prospectus"). We are rendering this opinion pursuant to Article VI of the Plan. All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or Prospectus.



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Warwick Community Bancorp, Inc.
The Warwick Savings Bank
______________________  , 1997
                                                                         Page 2.


               In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the Bank and the Company as we have deemed appropriate. We have also relied, without independent verification, upon the ____________ , 1997 letter of the Bank and the Company to Thacher Proffitt & Wood containing certain representations. We have assumed that the Bank, the Company and other parties will act in accordance with the Plan, and that the representations made by the Bank and the Company in the foregoing letter are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

               Based on and subject to the foregoing, it is our opinion that, for federal income tax purposes, under current law:

               1. The Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986.

               2. Neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion.

               3. No gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company in the Conversion, or by the Company upon the purchase of shares of Common Stock pursuant to the Plan.

               4. No gain or loss will be recognized by Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form, plus interests in the liquidation account of the Bank in exchange for their deposit accounts in the Bank in its mutual form.

               5. The tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion.

               6. The tax basis of each Eligible Account Holder's interest in the liquidation account of the Bank will be zero.

               7. No gain or loss will be recognized by Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of Common Stock, provided that the amount to be paid for the Common Stock pursuant to such subscription rights is equal to the fair market value of such stock.



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Warwick Community Bancorp, Inc.
The Warwick Savings Bank
______________________  , 1997
                                                                         Page 3.


               8. The tax basis to the shareholders of the shares of Common Stock purchased in the Conversion pursuant to the subscription rights will be the amount paid therefor, and the holding period for such shares of Common Stock will begin on the date on which such subscription rights are exercised.

               In rendering opinion 6, above, and our opinion regarding the tax basis of shares of Common Stock in 8, above, we have relied, without independent verification, on the opinion of FinPro, Inc. that the nontransferable subscription rights have no value.

               Based on and subject to the foregoing, it is also our opinion that, under current law:

               1. For purposes of the New York State Franchise Tax on Banking Corporations, the Bank will not recognize any gain or loss by reason of the Conversion.

               2. For purposes of the New York State Franchise on Business Corporations, the Company will not recognize any gain or loss by reason of the Conversion.

               3. For purposes of the New York State income taxes and corporate franchise taxes, gain or loss will not be recognized by Eligible Account Holders by reason of the Conversion.

               Although the matter is not free from doubt, it appears unlikely that the Conversion will cause the Bank or the Company to incur any New York State real estate transfer tax; if any such tax is incurred, it is unlikely to be in a material amount.

               This opinion is given solely for the benefit of the parties to the Plan and Eligible Account Holders and other investors who purchase shares pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the Bank's Application for Conversion on Form 86-AC.

                                    Very truly yours,

                                    THACHER PROFFITT & WOOD



                                    By: DRAFT
                                        Albert J. Cardinali
AJC:tas